STATEMENT RE COMPUTATION OF RATIOS

                                                                   EXHIBIT 12.01

                            SUMMIT SECURITIES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The ratio of adjusted earnings to fixed charges and preferred stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and preferred stock dividends.

                                                        YEAR ENDED SEPTEMBER 30
                                    ---------------------------------------------------------------
                                       2000          1999         1998         1997         1996
                                    -----------   ----------   ----------   ----------   ----------
Income (loss) before extraordinary
  item............................  $ 4,082,239   $2,814,828   $2,524,027   $1,851,240   $1,244,522
Add:
  Interest........................    6,886,427    5,856,249    4,778,443    4,325,528    3,741,095
  Taxes on income.................    1,462,272      529,430      544,034      126,905      237,951
                                    -----------   ----------   ----------   ----------   ----------
Adjusted earnings.................  $12,430,938   $9,200,507   $7,846,504   $6,303,673   $5,223,568
                                    ===========   ==========   ==========   ==========   ==========
Preferred stock dividend
  requirements....................  $ 2,025,155   $  838,356   $  498,533   $  446,560   $  333,606
Ratio factor of income after
  provision for income taxes to
  income before provision for
  income taxes....................          73%          84%          82%          94%          84%
Preferred stock dividend factor on
  pretax basis....................    2,750,572      996,027      605,971      477,196      397,387
                                    -----------   ----------   ----------   ----------   ----------
Fixed charges
  Interest........................    6,886,427    5,856,249    4,778,443    4,325,528    3,741,095
                                    -----------   ----------   ----------   ----------   ----------

Fixed charges and preferred stock
  dividends.......................  $ 9,636,999   $6,852,276   $5,384,414   $4,802,724   $4,138,482
                                    ===========   ==========   ==========   ==========   ==========
Ratio of adjusted earnings to
  fixed charges and preferred
  stock dividends.................         1.29         1.34         1.46         1.31         1.26
                                    ===========   ==========   ==========   ==========   ==========